Exhibit 2.1


                          PLAN AND AGREEMENT OF MERGER
                       OF MAVERICK OIL AND GAS, INC. WITH
                        AND INTO WATERLOO VENTURES, INC.


           PLAN AND AGREEMENT OF MERGER, dated as of June 24, 2004, by and between Waterloo Ventures, Inc., a Nevada corporation ("WVI" or the "Surviving Corporation"), and, Maverick Oil and Gas, Inc., a Nevada corporation and wholly-owned subsidiary of WVI ("Maverick"). WVI and Maverick are hereinafter collectively referred to as the "Merging Corporations."

                              W I T N E S S E T H:

           WHEREAS, WVI is a corporation duly organized and validly existing under the laws of the State of Nevada, with its registered office at 50 W. Liberty Street, Suite 880, Reno, Nevada 89501, and with its principal executive offices at 111 Presidential Blvd., Bala Cynwyd, PA Suite 158, 19004; and

           WHEREAS, the authorized capital stock of WVI consists of 100,000,000 shares of common stock, par value $.001 per share, of which at June 24, 2004, 2,660,000 shares were issued and outstanding and 10,000,000 shares of preferred stock, of which at June 24, 2004 none were issued and outstanding; and

           WHEREAS, Maverick is a corporation duly organized and validly existing under the laws of the State of Nevada, with its registered office at 502 East John Street, Carson City, Nevada, 89706, and with its principal executive offices at 111 Presidential Blvd., Bala Cynwyd, PA Suite 158, 19004; and

           WHEREAS, the authorized capital stock of Maverick consists of 1,000 shares of common stock, par value $0.001 per share, of which at June 24, 2004, 1,000 shares were issued and outstanding and owned by WVI; and

           WHEREAS, the respective boards of directors of the Merging Corporations deem it desirable and in the best interests of their respective corporations to merge Maverick with and into WVI, pursuant to the provisions of
Section 92A.180 of the Nevada Revised Statutes and have proposed, declared advisable, and approved such merger pursuant to this Plan and Agreement of Merger (the "Agreement"), which Agreement has been duly approved by resolutions of the respective boards of directors of the Merging Corporations.

           NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and in order to prescribe the terms and conditions of the Merger, the mode of carrying the same into effect, and such other details and provisions as are deemed necessary or proper, the parties hereby agree as follows:

                                   Article I
                                     MERGER

           1.1 Surviving Corporation. Subject to the conditions hereinafter set forth, the Merging Corporations shall be, upon the effective time of the merger, as defined in Section 1.2 hereof, merged into a single surviving corporation, which shall be WVI, one of the Merging Corporations, which shall continue its corporate existence and remain a Nevada corporation governed by and subject to the laws of that state.

           1.2 Effective Time. The Merger shall become effective at the date and time designated in the Articles of Merger filed with the Secretary of State of the State of Nevada and following its adoption, certification, execution, and acknowledgment in accordance with Section 92A.200 of the Nevada Revised Statutes. The date upon which the merger shall become effective, as defined by this Section 1.2, is referred to in this Agreement as the "Effective Time."

                                   Article II
             CONTINUED CORPORATE EXISTENCE OF SURVIVING CORPORATION

           2.1 Existence. The identity, existence, purposes, powers, objects, franchises, rights, and immunities of WVI, the Surviving Corporation, shall continue unaffected and unimpaired by the merger, and the corporate identity, existence, purposes, powers, objects, franchises, rights, and immunities of the Merging Corporations shall be wholly merged into WVI, the Surviving Corporation, and WVI shall be fully vested therewith. Accordingly, at the Effective Time, the separate existence of the Merging Corporations, except insofar as continued by statute, shall cease.

                                  Article III
      GOVERNING LAW AND ARTICLES OF INCORPORATION OF SURVIVING CORPORATION

           3.1 Nevada Law Governs and WVI's Articles of Incorporation Survive Except for Name Change. The laws of Nevada shall continue to govern the Surviving Corporation. At and after the Effective Time, the Articles of Incorporation of WVI, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, except that the name of WVI shall be changed to "Maverick Oil and Gas, Inc." as permitted by Section 92A.180 of the Nevada Revised Statutes.

                                   Article IV
                         BYLAWS OF SURVIVING CORPORATION

           4.1 WVI's Bylaws Survive. At and after the Effective Time, the Bylaws of WVI as in effect at the Effective Time, shall be the Bylaws of the Surviving Corporation until the same shall be altered, amended, or repealed, or until new Bylaws shall be adopted in accordance with the provisions of law, the Articles of Incorporation, and the Bylaws of the Surviving Corporation.

                                   Article V
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

           5.1 Directors of Surviving Corporation. The incumbent directors of WVI immediately prior to the Effective Time shall constitute the board of directors of the Surviving Corporation from and after the Effective Time, and such persons shall hold office until the first annual meeting of stockholders of the Surviving Corporation next following the Effective Time, or until their successors are, in accordance with the Bylaws of the Surviving Corporation, elected and qualified.

           5.2 Officers of Surviving Corporation. The incumbent officers of WVI immediately prior to the Effective Time shall hold their respective offices in the Surviving Corporation from and after the Effective Time and until the first meeting of directors following the next annual meeting of stockholders thereof, or until their successors are elected in accordance with the Bylaws of the Surviving Corporation.

           5.3 Vacancies. At or after the Effective Time, if a vacancy shall for any reason exist in the board of directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Articles of Incorporation or Bylaws of the Surviving Corporation.

                                   Article VI
                     CAPITAL STOCK OF SURVIVING CORPORATION

           6.1 Capital Stock as in WVI's Articles of Incorporation. The authorized number of shares of capital stock of the Surviving Corporation, the par value, designations, preferences, rights, and limitations thereof, and the express terms thereof, shall be as set forth in the Articles of Incorporation of the Surviving Corporation as in effect at the Effective Time.

                                  Article VII
                      CANCELLATION OF SECURITIES ON MERGER

           7.1 Cancellation of Maverick's Common Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Maverick then issued and outstanding, without any action on the part of the holders thereof, shall be automatically cancelled and cease to exist. Any and all Maverick shares of capital stock held in the treasury of Maverick shall be automatically cancelled and cease to exist.

           7.2 Maverick's Transfer Books Closed. At the Effective Time, the stock transfer books of Maverick shall be deemed closed, and no transfer of capital stock of Maverick shall thereafter be made or consummated.

                                  Article VIII
                             ASSETS AND LIABILITIES

           8.1 Assets and Liabilities of Merging Corporations Become Those of Surviving Corporation. At the Effective Time, all rights, privileges, powers, immunities, and franchises of each of the Merging Corporations, both of a public and private nature, and all property, real, personal, and mixed, and all debts due on whatever account, as well as stock subscriptions and all other chooses or things in action, and all and every other interest of or belonging to or due to either of the Merging Corporations, shall be taken by and deemed to be transferred to and shall be vested in the Surviving Corporation without further act or deed, and all such rights, privileges, powers, immunities, franchises, property, debts, chooses or things in action, and all and every other interest of the Merging Corporations shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Merging Corporations, and the title to any real or other property, or any interest therein, whether vested by deed or otherwise, in either of the Merging Corporations, shall not revert or be in any way impaired by reason of the merger; provided, however, that all rights of creditors and all liens upon any properties of each of the Merging Corporations shall be preserved unimpaired, and all debts, liabilities, restrictions obligations, and duties of the respective Merging Corporations, including without limitation all obligations, liabilities, and duties as lessee under any existing lease, shall thenceforth attach to the Surviving Corporation and may be enforced against and by it to the same extent as if said debts, liabilities, restrictions, obligations, and duties had been incurred or contracted by it. Any action or proceeding pending by or against either of the Merging Corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be substituted in place of either of the Merging Corporations.

           8.2 Accounting Treatment. The assets and liabilities of the Merging Corporations shall be taken up on the books of the Surviving Corporation in accordance with generally accepted accounting principles, and the capital surplus and retained earnings accounts of the Surviving Corporation shall be determined, in accordance with generally accepted accounting principles, by the board of directors of the Surviving Corporation. Nothing herein shall prevent the board of directors of the Surviving Corporation from making any future changes in its accounts in accordance with law.

           8.3 Termination. This Agreement may be terminated at any time prior to the Effective Time by mutual consent of the Merging Corporations, expressed by action of their respective boards of directors.

           8.4 Waiver of Mailing Requirements. WVI, as sole shareholder of the common stock of Maverick, hereby waives the requirement of mailing a copy or summary of this Agreement set forth in Section 92A.180 of the Nevada Revised Statutes.

           8.5 Counterparts. This Agreement may be executed in counterparts and delivered via facsimile, each of which shall be deemed to be an original and both of which together shall constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in their respective corporate names by their respective duly authorized officers, all as of the day and year first above written.


                                       WATERLOO VENTURES, INC.



                                       By:    /s/ Cecile T. Coady
                                          --------------------------------
                                                  Cecile T. Coady
                                                  President


                                       MAVERICK OIL AND GAS, INC.



                                       By:    /s/ Cecile T. Coady
                                          --------------------------------
                                                  Cecile T. Coady
                                                  President